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                                                                    EXHIBIT 10.1

                            ADVANCE PAYMENT AGREEMENT

This Advance Payment Agreement ("Agreement"), dated as of January 15, 2001, is entered into by and between MEDTRONIC AVE, INC., a Delaware corporation with a business office located at 3576 Unocal Place, Santa Rosa, California 95403 (fax 707-566-1259) ("Medtronic AVE"), and MEMRY CORPORATION, with business offices located at 57 Commerce Drive, Brookfield, Connecticut 06804 (phone 203-740-7311) ("Memry").

WHEREAS, Medtronic AVE purchases certain materials and components from Memry and typically maintains an account with Memry; and

WHEREAS, Medtronic AVE has advanced payment for such materials and components to Memry subject to the terms and conditions hereof;

NOW, THEREFORE, the parties hereto agree as follows:

1. Advance and Repayment. Memry hereby acknowledges receipt from Medtronic AVE
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of One Million Dollars ($1,000,000.00) in immediately payable funds on the date hereof and hereby agrees to repay Medtronic AVE, without deduction or offset, ten installment payments of One Hundred Thousand Dollars ($100,000.00) each plus outstanding interest if any, due on all amounts then outstanding. Each installment shall be repaid on the fifteenth day of each calendar month, commencing March 15, 2001. If the fifteenth of any calendar month falls on a weekend or legal holiday, then the installment shall be repaid on the first business day immediately following the fifteenth. At Medtronic AVE's option and as directed by Medtronic AVE, the installments may be repaid either in immediately payable funds or by offsetting such installments against amounts payable by Medtronic, Inc. or any of its affiliates including, but not limited to, Medtronic AVE, World Medical Manufacturing Corporation or Medtronic PercuSurge, Inc., to Memry for material and components ordered by any such entity under the Supply Agreement dated January 10, 2000 ("Supply Agreement"). Subject to the terms and conditions hereof, the entire outstanding principal and interest, if any, shall be due and payable on December 15, 2001.

2. Default. No interest shall be paid by Memry on the funds provided that Memry
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does not default on its obligations hereunder. In the event that Memry defaults, interest shall accrue on all amounts not yet repaid (including any amounts that are not due and payable) from the date the default arose at the rate of eighteen percent (18.0%) per annum or, if less, the maximum rate permitted by Minnesota law. Interest shall continue to accrue regardless of whether a default is cured and be payable with each installment or payment required hereunder. Further, in the event of a default hereunder, Medtronic AVE may in its sole and absolute discretion, declare the entire principal and interest, if any, due hereunder immediately due and payable and Memry agrees to pay such amounts immediately.

3. Events of Default. An event of default shall occur if (i) Memry does not
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repay an installment when due pursuant to the terms and conditions hereof, (ii)
Memry makes an assignment for the benefit of creditors, or admits in writing its inability to pay its loans or debts or files a bankruptcy petition or seeks or consents to the appointment of a trustee, receiver or liquidator for any portion of its assets, (iii) Memry defaults on any other loan or debt, (iv) Memry fails to maintain in full force its corporate existence or any necessary or material business permits, (v) announces an intent to sell all or substantially all of its assets or enter into a merger agreement, (vi) Memry breaches any other term or condition of this Agreement and such breach is not cured within ten (10) days of notice from Medtronic AVE to Memry, or (vii) Memry breaches any term or provision of the Supply Agreement or announces an intention to do so.

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4. Waiver; Collection Fees. Memry hereby waives presentment for payment, notice
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of dishonor, protest and notice of protest. Memry further agrees to promptly pay all costs and expenses, including but not limited to, reasonable attorneys' fees and expenses, in connection with the collection of any amount due hereunder or the enforcement of any term of condition of this Agreement.

5. Early Payment. If an event of default has not occurred, Memry may at any time
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repay in immediately payable funds to Medtronic AVE the entire balance of any installments not yet repaid to Medtronic AVE without premium or penalty.

6. Additional Covenants. Memry covenants that until all amounts that are to
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become due and payable hereunder have been repaid to Medtronic AVE, Memry will
(i) promptly notify Medtronic AVE of any material change, revocation or expiration of (a) its corporate existence and (b) any necessary or material business permits, (ii) not sell all or substantially all of its assets or enter into any merger, sale, combination or consolidation agreement with another company, (iii) notify Medtronic AVE of any default or intent to default on any loan or debt payable by Memry, and (iv) not assign this Agreement in whole or in part without the prior written consent of Medtronic AVE, except Memry may assign this Agreement to a direct or indirect wholly-owned subsidiary.

7. General Provisions. This Agreement constitutes the entire agreement between
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Memry and Medtronic AVE and supersedes all prior communications, representations, understandings and agreements, regarding the subject matter hereof. This Agreement may not be changed or modified except by an instrument in writing between the parties that states that it is an amendment hereto. The failure of a party, at any time or from time to time, to require performance of any obligations of the other party hereunder shall in no manner affect its right to enforce any term or condition of this Agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any prior or subsequent breach. This Agreement shall be governed by the laws of the State of Minnesota, without reference to its conflicts of laws principles. In the event any term or condition of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining terms and conditions shall not in any way be affected or impaired thereby. All notices, requests or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered in person or sent by certified or registered mail (including express courier, such as Federal Express), postage and certification prepaid, to the recipient at the address first above written. Any notice given as aforesaid shall be deemed given and effective upon actual delivery. Any party may change its address for notice by notice given in accordance herewith. Medtronic AVE may freely assign this Agreement. Any assignment hereunder shall not relieve the assigning party of its obligation hereunder. This Agreement shall inure to the benefit of the parties and their respective successors and permitted assigns.

IN WITNESS HEREOF, the duly authorized representatives of the parties have executed the Agreement as of the date first written above.

MEDTRONIC AVE, INC.                     MEMRY CORPORATION


     /s/ Tom Wilder                            /s/ Robert Belcher
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By:  Tom Wilder                           By:  Robert Belcher
Its: Chief Financial Officer              Its: Chief Financial Officer